Exhibit 10.42

Summary of Executive Compensation for Elwyn G. Murray III

        In accordance with the employment arrangement effective April 18, 2005 for Elwyn G. Murray III, Executive Vice President, Administration of Advance Auto Parts, Inc. (the “Company”), this summary sheet sets forth the terms of this arrangement, which was approved by the Company’s Compensation Committee, as follows:

•	Mr. Murray, who is an at-will employee, is entitled to receive an annual salary of $300,000.

•	Mr. Murray also is eligible to participate in the Company’s annual incentive bonus plan at a maximum target rate approximating 115 percent of his annual base salary (assuming all financial targets as specified in the bonus plan are exceeded).

•	Mr. Murray is also eligible to participate in the Company’s compensation and benefits programs generally available to its team members, including health, disability and life insurance programs and a 401(k) plan. In addition, Mr. Murray is entitled to participate in the Company’s compensation and benefits programs generally available to the Company’s senior executive management team, including an unqualified deferred compensation plan and deferred stock unit plan. The deferred stock unit plan enables the deferral of particpant elected salaries and bonuses in the form of deferred stock units.

•	In addition, on April 20, 2005, Mr. Murray was granted stock options to purchase 60,000 shares of the Company’s common stock at a price equal to the closing price of the Company’s common stock on the date of grant. The options vest in three equal annual installments beginning one year from the date of grant.